Exhibit 99.1

ORBITAL ANNOUNCES SECOND QUARTER 2013 FINANCIAL RESULTS

— Operating Margins Expand and Quarterly Earnings Per Share Increase —

— Contract Backlog Rises on Strong New Business Bookings —

(Dulles, VA 18 July 2013) — Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the second quarter of 2013.  Second quarter 2013 revenues were $333.1 million, compared to $371.3 million in the second quarter of 2012.  Second quarter 2013 operating income was $26.3 million, or 7.9% operating margin, compared to $26.1 million, or 7.0% operating margin, in the second quarter of 2012.

Net income was $16.3 million, or $0.27 diluted earnings per share, in the second quarter of 2013, compared to net income of $14.6 million, or $0.25 diluted earnings per share, in the second quarter of 2012.  Orbital's free cash flow* in the second quarter of 2013 was $6.9 million compared to $18.9 million in the second quarter of 2012.

Mr. David W. Thompson, Orbital's Chairman and Chief Executive Officer, said, "Although revenues were down, Orbital reported another quarter of solid bottom-line financial results with higher operating margins, net income and earnings per share compared to the second quarter of last year.  These results reflect profit margin increases in our launch vehicles and satellites and space systems segments as well as lower interest expense resulting from our debt refinancing transaction late last year.  In addition, the company reported strong quarterly new orders and option exercises totaling $875 million, which boosted total contract backlog to $5.4 billion."

________
* "Free cash flow" is a non-GAAP financial measure.  For additional details concerning this measure, please refer to the sections of this press release entitled "Cash Flow" and "Disclosure of Non-GAAP Financial Measure."

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Orbital Sciences Corporation s 45101 Warp Drive, Dulles, VA 20166 s 703-406-5000

Orbital Announces Second Quarter 2013 Financial Results

Financial Highlights

	Second Quarter		First Six Months
($ in millions, except per share data)	2013	2012	2013	2012
Revenues	$333.1	$371.3	$667.9	$709.3
Operating Income	26.3	26.1	57.4	49.9
Net Income	16.3	14.6	35.9	27.6
Diluted Earnings Per Share	$0.27	$0.25	$0.59	$0.46

Revenues decreased $38.2 million, or 10%, in the second quarter of 2013 compared to the second quarter of 2012.  Revenues decreased $36.3 million in the satellites and space systems segment and $16.4 million in the advanced space programs segment.  Launch vehicles segment revenues were up $7.7 million and intersegment revenue eliminations were down $6.8 million.

Operating income increased $0.2 million, or 1%, in the second quarter of 2013 compared to the second quarter of 2012.  Operating income grew $2.4 million in the launch vehicles segment, remained unchanged in the satellites and space systems segment and decreased $4.3 million in the advanced space programs segment.  Operating income in the second quarter 2012 included unallocated corporate-level expenses totaling $2.1 million related to a potential acquisition that was not consummated.

Net income in the second quarter of 2013 was $16.3 million, or $0.27 diluted earnings per share, compared to $14.6 million, or $0.25 diluted earnings per share, in the second quarter of 2012.  While operating income increased marginally, interest expense declined $1.8 million in the second quarter of 2013 compared to the second quarter of 2012, reflecting a reduction in the interest rate on the company's long-term debt resulting from a debt refinancing transaction that the company completed in the fourth quarter of 2012.  The company's effective income tax rate was 36% in the second quarter of 2013 compared to 38% in the second quarter of 2012.

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Orbital Announces Second Quarter 2013 Financial Results

Segment Results

Launch Vehicles

	Second Quarter			First Six Months
($ in millions)	2013	2012	% Change	2013	2012	% Change
Revenues	$134.0	$126.3	6%	$268.3	$252.4	6%
Operating Income	10.5	8.1	30%	22.5	17.0	32%
Operating Margin	7.8%	6.4%		8.4%	6.7%

Launch vehicles segment revenues increased $7.7 million in the second quarter of 2013 compared to the second quarter of 2012 primarily due to increased activity on missile defense interceptors, partially offset by decreased activity on space launch vehicles.

Segment operating income increased $2.4 million in the second quarter of 2013 compared to the second quarter of 2012 principally due to increased activity on missile defense interceptors and a favorable profit adjustment in connection with the successful completion of a Pegasus space launch mission in June 2013.  Segment operating margin increased largely due to the favorable Pegasus contract profit adjustment.

Satellites and Space Systems

	Second Quarter			First Six Months
($ in millions)	2013	2012	% Change	2013	2012	% Change
Revenues	$93.8	$130.1	(28%)	$194.6	$241.4	(19%)
Operating Income	10.6	10.6	—	21.5	18.0	19%
Operating Margin	11.3%	8.1%		11.0%	7.5%

Satellites and space systems segment revenues decreased $36.3 million in the second quarter of 2013 compared to the second quarter of 2012 due to decreased activity on communications satellite contracts, partially offset by increased activity on science and remote sensing satellite contracts. The reduction in communications satellite activity was primarily attributable to the completion of several satellites during the past twelve months and the delayed awards of new commercial satellite contracts.

Segment operating income was unchanged in the second quarter of 2013 compared to the second quarter of 2012, despite the decline in revenues, principally due to favorable profit adjustments on certain satellites that were substantially completed in the first half of 2013, offset by the decreased activity on other satellite contracts completed during the past twelve months.  Segment operating margin increased mainly due to the favorable satellite contract profit adjustments.

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Orbital Announces Second Quarter 2013 Financial Results

Advanced Space Programs

	Second Quarter			First Six Months
($ in millions)	2013	2012	% Change	2013	2012	% Change
Revenues	$116.6	$133.0	(12%)	$229.9	$248.0	(7%)
Operating Income	5.2	9.5	(45%)	13.4	17.0	(21%)
Operating Margin	4.5%	7.2%		5.8%	6.9%

Advanced space programs segment revenues decreased $16.4 million in the second quarter of 2013 compared to the second quarter of 2012 primarily due to decreased activity on the International Space Station (ISS) Commercial Resupply Services (CRS) contract and national security satellite contracts.

Segment operating income decreased $4.3 million in the second quarter of 2013 compared to the second quarter of 2012 principally due to favorable adjustments in the second quarter of 2012 on certain national security satellite contracts and due to decreased activity on the CRS contract. Segment operating margin decreased due to the favorable adjustments in the second quarter of 2012.

Cash Flow

	Second Quarter	First Six Months
($ in millions)	2013	2013
Net Cash Provided by (Used in) Operating Activities	$18.3	$(7.5)
Capital Expenditures	(11.4)	(19.8)
Free Cash Flow	6.9	(27.3)
Other, Net	4.4	5.7
Net Increase (Decrease) in Cash	11.3	(21.6)
Beginning Cash Balance	199.4	232.3
Ending Cash Balance	$210.7	$210.7

New Business Highlights

In the second quarter of 2013, Orbital received approximately $845 million in new firm and option contract bookings.  In addition, the company received approximately $30 million of option exercises under existing contracts.  As of June 30, 2013, the company's firm contract backlog was approximately $2.15 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $5.40 billion.

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Orbital Announces Second Quarter 2013 Financial Results

Operational Highlights

In the second quarter of 2013, Orbital successfully carried out seven major space missions, conducted nine launches of suborbital research rockets, completed pre-launch testing, fueling and cargo loading of the first Cygnus cargo logistics spacecraft, and delivered several satellite and rocket systems for future missions.

Highlighting the company's second quarter operations was the successful inaugural flight of the Antares space launch vehicle from NASA's Wallops Flight Facility in Virginia.  The test flight of the newly-developed medium-class rocket met or exceeded all operational objectives, clearing the way for the Commercial Orbital Transportation Services (COTS) demonstration mission to the Space Station.  Also in the second quarter, Orbital successfully launched NASA's IRIS heliophysics spacecraft aboard a Pegasus rocket, marking the 45th flight of the air-launched rocket and its 28th consecutive successful mission over a 16-year period.  In addition, Orbital launched five short-range Coyote target missiles for the U.S. Navy and nine suborbital research rockets supporting NASA scientific missions.  Orbital also completed and delivered the SES-8 commercial communications satellite, as well as two Coyote target vehicles for future missions.

For the remainder of 2013, Orbital expects to carry out over 20 additional launch vehicle, spacecraft and research rocket missions.  The company is scheduled to conduct its first two cargo delivery missions to the ISS with the Antares rocket and Cygnus spacecraft before the end of the year, with the COTS demonstration mission scheduled for September and the first of eight operational missions under the CRS contract scheduled to take place in November or December.  Orbital plans to launch two other space launch vehicles from Wallops Island later this year, including the first Minotaur V rocket carrying NASA's LADEE spacecraft to lunar orbit and a Minotaur I rocket carrying the U.S. Air Force's ORS-3 satellite.  The company also expects to deploy three commercial communications satellites, SES-8, Thaicom-6 and Amazonas 4A, and launch as many as 14 additional Coyote target missiles and suborbital research rockets by year end.

2013 Financial Guidance

The company updated its financial guidance for full year 2013, as follows:

	Current	Previous
Revenues ($ in millions)	$1,375 - $1,425	$1,425 - $1,500
Operating Income Margin	7.50% - 8.00%	7.00% - 7.50%
Diluted Earnings per Share	$1.05 - $1.15	$1.00 - $1.10
Free Cash Flow ($ in millions)	$0 - $20	$0 - $20

The company lowered its guidance for full-year revenues primarily due to delays in the timing of the awards of new commercial communications satellite contracts.  The guidance improvement for operating income margin and earnings per share is principally related to stronger margins in the satellites and space systems and launch vehicles segments.

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Orbital Announces Second Quarter 2013 Financial Results

Disclosure of Non-GAAP Financial Measure

We define free cash flow as GAAP (U.S. Generally Accepted Accounting Principles) net cash provided by (used in) operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash used in operating activities is included above in the section entitled "Cash Flow."  Management believes that the company's presentation of free cash flow is useful because it provides investors with an important perspective on the company's liquidity, financial flexibility and ability to fund operations and service debt.

Orbital does not intend for the above non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define this measure differently.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company's primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

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Orbital Announces Second Quarter 2013 Financial Results

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results and forecasts of future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include the words "anticipate," "forecast," "expect," "believe," "should," "will," "intend," "plan" and words of similar substance.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, including the impact of sequestration under the Budget Control Act of 2011, new product development programs, the availability of key product components, product performance and market acceptance of products and technologies, achievement of contractual milestones, government contract procurement and termination risks and income tax rates, as well as other risk factors and business considerations described in the company's SEC filings, including its annual report on Form 10-K, may materially impact Orbital's actual financial and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital's website at http://www.orbital.com/Investor.

Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

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Orbital Announces Second Quarter 2013 Financial Results

ORBITAL SCIENCES CORPORATION
Consolidated Income Statements
(in thousands, except per share data)

	Second Quarter		First Six Months
	2013	2012	2013	2012

Revenues	$333,081	$371,268	$667,894	$709,298
Cost of revenues	259,021	290,086	505,407	549,050
Research and development expenses	23,191	21,930	55,324	49,808
Selling, general and administrative expenses	24,563	33,160	49,750	60,501
Income from operations	26,306	26,092	57,413	49,939
Interest income and other	476	446	1,042	633
Interest expense	(1,184)	(2,970)	(2,294)	(6,047)
Income before income taxes	25,598	23,568	56,161	44,525
Income taxes	(9,319)	(8,954)	(20,280)	(16,919)
Net income	$16,279	$14,614	$35,881	$27,606

Basic income per share	$0.27	$0.25	$0.60	$0.47
Diluted income per share	0.27	0.25	0.59	0.46

Shares used in computing basic income per share	60,058	58,991	59,918	58,966
Shares used in computing diluted income per share	60,377	59,281	60,228	59,279

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Orbital Announces Second Quarter 2013 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Second Quarter		First Six Months
	2013	2012	2013	2012
Revenues:
Launch Vehicles	$134.0	$126.3	$268.3	$252.4
Satellites and Space Systems	93.8	130.1	194.6	241.4
Advanced Space Programs	116.6	133.0	229.9	248.0
Eliminations	(11.3)	(18.1)	(24.9)	(32.5)
Total Revenues	$333.1	$371.3	$667.9	$709.3

Income from Operations:
Launch Vehicles	$10.5	$8.1	$22.5	$17.0
Satellites and Space Systems	10.6	10.6	21.5	18.0
Advanced Space Programs	5.2	9.5	13.4	17.0
Corporate and Other	—	(2.1)	—	(2.1)
Total Income from Operations	$26.3	$26.1	$57.4	$49.9

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Orbital Announces Second Quarter 2013 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2013	2012
Assets
Cash	$210,691	$232,324
Receivables	560,944	499,222
Inventory	69,224	61,251
Deferred income taxes, net	33,061	38,216
Other current assets	10,817	17,810
Total current assets	884,737	848,823
Investments	9,800	9,200
Property, plant and equipment, net	250,713	251,360
Goodwill	71,260	75,261
Other non-current assets	25,382	26,810
Total Assets	$1,241,892	$1,211,454

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$270,201	$257,113
Deferred revenues and customer advances	29,469	62,098
Current portion of long-term obligations	8,236	7,500
Total current liabilities	307,906	326,711
Long-term debt	138,750	143,236
Deferred income taxes, net	19,674	10,879
Other non-current liabilities	16,382	17,082
Total stockholders' equity	759,180	713,546
Total Liabilities and Stockholders' Equity	$1,241,892	$1,211,454

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Orbital Announces Second Quarter 2013 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Second Quarter	First Six Months
	2013	2013

Net Income	$16,279	$35,881
Depreciation and amortization	10,434	20,258
Deferred income taxes	6,620	13,693
Changes in assets and liabilities	(16,869)	(80,453)
Other	1,903	3,173
Net cash provided by (used in) operating activities	18,367	(7,448)
Capital expenditures	(11,436)	(19,833)
Proceeds from settlement	4,000	4,000
Net cash used in investing activities	(7,436)	(15,833)
Principal payments on long-term obligations	(1,875)	(3,750)
Net proceeds from issuance of common stock and other	2,251	5,398
Net cash provided by financing activities	376	1,648
Net increase (decrease) in cash	11,307	(21,633)
Cash, beginning of period	199,384	232,324
Cash, end of period	$210,691	$210,691

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